Exhibit 35.4

Subservicer Compliance Statement

Navient Solutions, Inc.

11100 USA Parkway

Fishers, IN 46037

ATTN: Jody Sloan

Navient Solutions, Inc.

12061 Bluemont Way

Reston, VA 20190

ATTN: Trust Administration

As an officer of Xerox Education Services, LLC (doing business as ACS Education Services) (“Xerox”), a Subservicer of Navient Solutions, Inc., I hereby certify that:

a)	A review of the activities of the Subservicer during the preceding calendar year ending December 31, 2014, and its performance under the FFEL Program Omnibus Subservicing Agreement (the “Servicing Agreement”) dated April 9, 2010 between Xerox and Navient Solutions, Inc. has been made under my supervision.

b)	To the best of my knowledge, based on such a review, except for the items identified in Exhibit A hereto, the Subservicer has fulfilled all of its material obligations under the Servicing Agreement in all material respects throughout the annual period ended December 31, 2014, and there have been no known material defaults in the fulfillment of such obligations.

Xerox Education Services, LLC

By:	/s/ Mark Brennan	Date: March 10, 2015

Name:	Mark Brennan
Title:	President, Xerox Business Services

Exhibit A

1.    During the year ended December 31, 2012, Servicer discovered a servicing issue with respect to the servicing of certain consolidation loans made under Section 428C(a)(3) of the Higher Education Act (repealed effective July 1, 2006). Some of such spousal consolidation loans apparently were incorrectly deferred. As a result, some borrowers have received the benefit of deferment of repayment for which they may not have been eligible. Servicer has notified the Department of Education of the issue and is working with the Department on resolution.

2.    Servicer has a backlog of unprocessed borrower financial reapplications and other transactions in its servicing system, which it is currently remediating. Servicer is working with the Department and other regulatory agencies on these issues.

3.    Servicer discovered certain errors in the systems and processes used to report data to credit reporting agencies. The systems and processes either have been or will be corrected, and Servicer is or will be working with the affected credit reporting agencies to remove any erroneous data.

4.    As a result of items listed in 1-3 above, investigation and/or enforcement activity by governmental agencies could result in fines, penalties and other liabilities associated with such items.